Exhibit 99.1

Cougar Biotechnology Reports Third Quarter 2008 Financial Results

LOS ANGELES--(BUSINESS WIRE)--November 10, 2008--Cougar Biotechnology, Inc. (NASDAQ: CGRB), a biotechnology company engaged in the in-license and development of clinical stage cancer drug candidates, today reported its financial results for the three and nine months ended September 30, 2008.

For the quarter ended September 30, 2008, Cougar reported a net loss applicable to common stock of $16.3 million, or $0.79 per share, compared to a net loss applicable to common stock of $7.9 million, or $0.45 per share, for the quarter ended September 30, 2007. Net loss for the nine months ended September 30, 2008 was $38.3 million, or $1.86 per share, compared to a net loss of $24.6 million, or $1.77 per share, for the nine months ended September 30, 2007.

Total operating expenses for the third quarter of 2008 were $17.0 million, an increase of $8.2 million compared to the third quarter of 2007. Total operating expenses for the nine months ended September 30, 2008 were $41.1 million, compared to $25.6 million for the corresponding period of 2007, an increase of $15.5 million.

Research and development expenses for the third quarter of 2008 were $14.1 million, compared to $7.3 million for the third quarter of 2007. Total research and development expenses for the nine months ended September 30, 2008 were $34.5 million, compared to $20.6 million for the first nine months of 2007. The increase in research and development expenses in the third quarter of 2008 resulted primarily from an increase in costs associated with Cougar’s ongoing Phase III clinical trial of CB7630 in advanced prostate cancer, which was initiated in April 2008.

General and administrative expenses for the third quarter of 2008 were $2.9 million, compared to $1.5 million for the third quarter of 2007. Total general and administrative expenses for the nine months ended September 30, 2008 were $6.5 million, compared to $5.0 million in the corresponding period of 2007.

Net cash used in operating activities for the first nine months of 2008 was $29.3 million, compared to $14.9 million for the first nine months of 2007. Net cash used in operating activities for the quarter ended September 30, 2008 was $10.6 million compared to $5.1 million in the corresponding period of 2007. The increased use of cash for both the quarter and year to date is primarily a result of expenses related to both our ongoing Phase III clinical trial of CB7630 in prostate cancer patients who have failed docetaxel-based chemotherapy and our anticipated Phase III trial in patients with castration-resistant, chemotherapy-naïve prostate cancer. As of September 30, 2008, cash, cash equivalents and investment securities available-for-sale totaled $106.2 million, compared to $61.7 million as of September 30, 2007. The increase from the September 30, 2007 balance reflects proceeds from the December 2007 private placement of Cougar common stock, which resulted in net proceeds of approximately $81.7 million.

"During 2008, we have continued to demonstrate the strong potential of our lead drug candidate CB7630, abiraterone acetate, in treating patients with advanced prostate cancer," said Alan H. Auerbach, Chief Executive Officer and President. “We are extremely proud of our interim Phase I and Phase II clinical trial results to date and we are pleased with the pace of enrollment in our Phase III trial in patients who have failed docetaxel-based chemotherapy.

“We look forward to continuing to advance the clinical development of CB7630 during the fourth quarter of 2008 and, more specifically, we anticipate the initiation of our second Phase III trial in patients with castration-resistant, chemotherapy-naïve prostate cancer, as well as the initiation of our Phase I/II trial of CB7630 in breast cancer," added Mr. Auerbach.

About Cougar Biotechnology

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17alpha-hydroxylase/c17,20 lyase enzyme, which is currently being tested in Phase III clinical trials in prostate cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar Biotechnology can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include, without limitation, statements related to the timing, progress and anticipated results of the clinical development, regulatory processes and the benefits to be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of castration resistant prostate cancer and in second-line hormone and chemotherapy-naïve treatment settings. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization, including the uncertainty of whether results of prior clinical trials of CB7630 will be predictive of results of later stage clinical trials, including COU-AA-301. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

					Period from May 14, 2003
					(date of
	Three Months Ended		Nine Months Ended		inception) to
	September 30,		September 30,		September 30,
	2008	2007	2008	2007	2008

Operating expenses:
General and administrative	$2,858,645	$1,455,552	$6,534,671	$4,961,580	$20,134,279
Research and development	14,094,874	7,299,899	34,456,722	20,566,014	76,630,422
Depreciation	63,982	17,938	175,262	48,591	292,504
Totals	17,017,501	8,773,389	41,166,655	25,576,185	97,057,205

Loss from operations	(17,017,501)	(8,773,389)	(41,166,655)	(25,576,185)	(97,057,205)

Other income (expenses):
Interest income	639,064	843,171	2,754,408	1,901,628	6,811,525
Interest expense	-	-	-	-	(1,311,895)
Other income (expense)	40,054	-	63,760	(486,342)	(1,859,809)

Totals	679,118	843,171	2,818,168	1,415,286	3,639,821

Net loss	(16,338,383)	(7,930,218)	(38,348,487)	(24,160,899)	(93,417,384)

Accretion of dividends
on preferred stock	-	-	-	(309,863)	(1,583,496)
Accretion of issuance
costs on preferred stock	-	-	-	(80,980)	(445,393)
Net loss applicable to
common stock	$(16,338,383)	$(7,930,218)	$(38,348,487)	$(24,551,742)	$(95,446,273)

Net loss per common share -
basic and diluted	$(0.79)	$(0.45)	$(1.86)	$(1.77)
Weighted-average common shares
outstanding - basic and diluted	20,681,085	17,486,470	20,601,769	13,881,092

Comprehensive loss, net of tax:
Net loss	$(16,338,383)	$(7,930,218)	$(38,348,487)	$(24,160,899)	$(93,417,384)
Unrealized loss	(201,396)	-	(201,396)	-	(201,396)
Comprehensive loss	$(16,539,779)	$(7,930,218)	$(38,549,883)	$(24,160,899)	$(93,618,780)

COUGAR BIOTECHNOLOGY, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET DATA

	September 30,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$63,897,315	$96,335,893
Short-term investment securities, at fair value	42,277,562	39,001,651
Total assets	110,143,122	138,306,549
Total liabilities	9,340,475	3,627,691
Total stockholders’ equity	100,802,647	134,678,858

CONTACT:
Cougar Biotechnology, Inc. -- +1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com